SEC File Number 000-27409                                                                         DEFINITIVE COPY

Liberty Mint, Ltd.
378 North Main, #124
Layton, Utah 84061

INFORMATION STATEMENT PURSUANT TO
SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934 AND
RULE 14C PROMULGATED THERETO

NOTICE OF CORPORATE ACTION

BY WRITTEN SHAREHOLDER CONSENT
WITHOUT SPECIAL MEETING OF THE SHAREHOLDERS

NO PROXIES ARE BEING SOLICITED AND

YOU ARE NOT REQUESTED TO SEND THE COMPANY A PROXY.

Purpose of Information

This Information Statement, which is being mailed on or about February 5, 2003, to the holders of shares of the Common Stock, par value $.001 per share (the "Common Stock"), of Liberty Mint, Ltd., a Nevada Corporation (the "Company"), is being furnished in connection with the taking of certain corporate action pursuant to written consent by a majority of the shareholders of the Company. The shareholders will authorize a reverse split of the Company's common stock and a change of the Company's name.

Because shareholders holding a majority of the shares are in favor of the following action, proxies are not being solicited in this matter.

No Meeting Being Held.

Because shareholders representing a majority of the shares outstanding are in favor of the proposed corporate action, shareholder approval will be achieved by written consent in accordance with the corporate laws of the State of Nevada. In an effort to minimize the Company's expenses, a special meeting of the shareholders is not required and will not be held.

No Dissenter's Rights of Appraisal.

The Company's shareholders do not have dissenter's rights of appraisal in connection with any of the matters to be approved by the shareholders.

Voting Securities and Principal Holders Thereof;
Interest of Certain Person in Matters to be Acted Upon

1. Share information.

As of the record date, December 2, 2003, there were approximately 11,991,000 shares of stock outstanding. Each outstanding share of Common Stock is entitled to one vote.

The following table sets forth certain information with respect to persons known to the Company to own beneficially more than five percent (5%) of the Company's voting securities, as of the record date, and persons who have served and/or are still serving as directors of the Company since the beginning of the last fiscal year, and the directors and officers of the Company as a group.

                                                                                   Amount and
                                                                Position       Nature of              Percent
Title of    Name and Address of                with             Beneficial              of
Class      Beneficial Owner                       Company     Ownership             Class

Common    DHM Enterprises LLC           n/a                10,000,000            83.4
                   274 1350 North
                    Bountiful, Utah 84010

Common    James Anderson (1)                 Dir. & Pres.  1,000,000              8.3
                   8926 Midvalley Dr.
                   West Jordan, Utah 84088

Management as a group (one) 1,000,000 8.3

(1) Shares have been pledged to a third party to secure a loan.

2. Changes in Control.

The Company is currently seeking business opportunities to acquire or merge with. The Company has investigated several opportunities, but has not entered into a definitive agreement to date. Changes in the composition of the Board of Directors, as well as changes in controlling ownership of the Company's voting stock, could be possible in the near future as the Company seeks business venture acquisitions or mergers.

Matters to be Consented To

1. Reverse Split.

As of the Record Date, the Company's stock has little or no public market for its common stock. Based upon current market conditions and limited brokerage firm interest in low priced securities, management has determined that it is in the Company's best interest to effectuate a reverse split, which is to be authorized by the shareholders. The Board is seeking authority to effectuate a 20 to 1 reverse split.

Fractional shares will be rounded up to the nearest full share. In an effort to preserve shareholders in "round lots", which is of benefit to the shareholders and the Company, no certificate below one hundred shares will be reversed and no certificate greater than one hundred shares will be reversed below one hundred shares.

As existing stock certificates are sent in for transfer they will be replaced with new certificates reflecting the reverse split.

2. Change in the Name of the Company.

The shareholders will vote to give the Board of Directors authority to change the name of the Company to a name to be selected at a later date. The Company is not currently negotiating with any party regarding an acquisition or merger. It is currently impossible to predict if the Company will be successful in finding a business opportunity to acquire or merge with. If, however, the Company does find such an opportunity, the Company will most likely be required to change its name.

A vote in favor of the name change does not represent a vote in favor of a particular business combination. The Company will seek such approval if a business combination is arranged and the the structure of the combination requires approval under Nevada law.

Vote Required for Approval

Approval of the proposed above action requires a majority vote of the shareholders of shares as of the Record Date. Because shareholders holding a majority of the shares are in favor of the proposed actions, proxies are not being solicited in this matter and the corporate action will be approved by written shareholder consent.